Exhibit 10.20

FIRST AMENDMENT TO

CHANGE IN CONTROL AGREEMENT

This First Amendment to the Change in Control Agreement by and between Citizens Bancshares Corporation, a bank holding company organized under the laws of the State of Georgia (the “Company”), and Cynthia N. Day (the “Executive”) is entered into on this        day of December, 2008 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, the parties entered into that certain Change in Control Agreement dated December 1, 2005 (the “Agreement”).

WHEREAS, the parties desire to amend the Agreement to comply with the final regulations issued under Internal Revenue Code Section 409A.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree, effective as of the date first written above, to amend the Agreement as follows:

1.                                       By deleting Section 3(a) in its entirety and substituting therefor the following

“(a)                            Amount of Severance Benefits.  If, within three (3) months before or two (2) years following a Change in Control, the Executive experiences a Termination of Employment due to either (i) an involuntarily termination by the Company or one of its affiliates without Cause or (ii) a resignation by the Executive for Good Reason (no later than six (6) months after the occurrence of the most recent event constituting Good Reason), the Company shall pay to the Executive an amount equal to the sum of (1) one and one half (1.5) times the Executive’s annual base salary in effect at the time of the Termination of Employment plus (2) the value of his accrued, but unused, vacation as determined as of the effective date of his Termination of Employment (the ‘Lump Sum Benefit’).

In addition, to the extent permitted by the applicable plan or program, the following employee benefits shall continue in effect at the same level as in effect immediately prior to the Change in Control for a period of twelve (12) months following the Termination of Employment (the ‘Severance Period’):  (1) continuation of memberships in the YMCA and Sam’s Club; and (2) continuation of prepaid legal benefits.

Finally, during the Severance Period, the Company shall pay to the Executive an amount equal to the Executive’s cost of COBRA health continuation coverage for the Executive and his eligible dependents for the Severance Period or, if less, the period during which the Executive and his eligible dependents are entitled to COBRA health continuation coverage.

The Lump Sum Benefit and other benefits described in this Section 3(a) shall be collectively referred to in this Agreement as the ‘Severance Benefit.’

Notwithstanding anything to the contrary herein, a termination of the Executive’s employment due to his death or Disability will not be deemed to be an involuntary termination of employment by the Company or one of its affiliates without Cause or a resignation by the Executive for Good Reason.”

2.                                       By deleting the last sentence of Section 3(b) in its entirety and substituting therefor the following:

“In the event that any payment or benefit is required to be reduced pursuant to this Section, the portions of amounts paid or benefits provided latest in time will be reduced first and if portions of the amounts to be paid or benefits to be provided at the same time must be reduced, noncash benefits will be reduced before cash payments.”

3.                                       By deleting Section 3(c) in its entirety and substituting therefor the following

“(c)                            Payment of Severance Benefit.  The portion of the Severance Benefit consisting of the Lump Sum Benefit shall be paid to the Executive in a lump sum payment within sixty (60) days following the Executive’s Termination of Employment.  All portions of the Severance Benefit consisting of reimbursements and in-kind benefits described in Section 3(a) must be incurred by the Executive during the Severance Period to be eligible for reimbursement.  The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year.  Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred.  Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

As a condition of the Company’s payment of any portion of the Severance Benefit, the Executive must execute a release agreement as provided in Section 16 below within such period of time following the Termination of Employment as is permitted by the Company and not timely revoke the release agreement during any revocation period provided pursuant to the terms of the release agreement. All payments of the Severance Benefit shall accrue from the date of the Termination of Employment and shall be made or commence at the end of the revocation period provided pursuant to the terms of the release agreement but no later than the sixtieth (60th) day following the Executive’s Termination of Employment, with any accrued but unpaid severance being paid on the date of the first payment.

Notwithstanding any provision in the Agreement to the contrary, if the Executive is a ‘specified employee’ within the meaning of Section 409A of the Code as of his Termination of Employment, then such portions of the Severance Benefit that would result in a tax under Code Section 409A if paid during the first six (6) months after Termination of Employment shall be withheld, starting with the payments latest in time during such six (6) month period, and paid to the Executive during the seventh month following the date of his Termination of Employment.

The Company shall be entitled to withhold appropriate employment and income taxes, if required by applicable law, as and when the applicable portions of the Severance Benefit become payable.”

4.                                       By deleting the phrase “promptly upon demand by the prevailing party” in Section 12 and substituting therefor the phrase “within sixty (60) days after a final determination (excluding any appeals) is made with respect to the litigation.”

5.                                       By adding new Section 20, as follows:

“20.                           Survival of Obligations.  To the extent the Severance Benefit becomes payable pursuant to Section 3 prior to the expiration of the Term (as described in Section 2), the duties and obligations of the parties contained in Sections 3, 4, 5, 6, 7, 10, 11, 12, 16 and 20 shall survive the expiration or termination of this Agreement.”

Except as provided herein, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first above written.

Citizens Bancshares Corporation

By:

Title:

Cynthia N. Day